EXHIBIT 99.1 Cleco Corporation 2030 Donahue Ferry Road PO Box 5000 Pineville, LA 71361-5000 Tel 318-484-7400 www.cleco.com

NEWS RELEASE
For Immediate Release

Cleco Power issues $100.0 million in senior notes
PINEVILLE, La., Dec. 19, 2011 - Cleco Power LLC, a subsidiary of Cleco Corporation (NYSE: CNL), announced today that it closed the private placement of $100.0 million aggregate principal amount of senior unsecured notes on Dec. 16, 2011.
The senior notes will mature on Dec. 16, 2041, and bear interest at the rate of 5.12 percent per annum.
The offer and sale of the senior notes was not registered under the Securities Act of 1933, as amended (the “1933 Act”), and the senior notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the 1933 Act.
Cleco Power will use the net proceeds from the issuance of the senior notes, along with short-term liquidity, to finance the mandatory tender of $100.0 million and $32.0 million in tax-exempt bonds, which occurred on Dec. 1, 2011, and Oct. 1, 2011, respectively.
Cleco Corporation is a regional energy company headquartered in Pineville, La. Cleco owns a regulated electric utility company, Cleco Power LLC, which owns 10 generating units with a total nameplate capacity of 2,572 megawatts and serves approximately 279,000 customers in Louisiana through its retail business and 10 communities across Louisiana and Mississippi through wholesale power contracts. Cleco also owns a wholesale energy business, Cleco Midstream Resources, which owns two generating units with a total nameplate capacity of 775 megawatts. For more information about Cleco, visit www.cleco.com.
Analyst Contact:
Russell Davis
(318) 484-7501

Media Contact:
Fran Phoenix
(318) 484-7467

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